UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2015
Date of Report (Date of earliest event reported)

Uranerz Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA	82605
(Address of principal executive offices)	(Zip Code)

(307) 265-8900
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On March 16, 2015, Uranerz Energy Corporation (the “Company” or “Uranerz”) filed the following technical reports with certain securities regulatory authorities in Canada pursuant to Canadian securities laws:

•

a technical report entitled “Nichols Ranch Uranium Project – 43-101 Technical Report - Preliminary Economic Assessment – Campbell and Johnson Counties, Wyoming , USA” dated February 28, 2015 (the “Nichols Ranch PEA”); and

•	a technical report entitled “Arkose Uranium Project – Mineral Resource and Exploration Target – 43-101 Technical Report – Wyoming, USA” dated February 28, 2015 (the “Arkose Technical Report”).

The Nichols Ranch PEA was prepared in accordance with the requirements of National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”) by Douglas L. Beahm, P.E., P.G., of BRS, Inc. and Mr. Paul Goranson, P.E., Chief Operating Officer of the Company, who are both Qualified Persons as defined by NI 43-101. The Arkose Technical Report was prepared in accordance with the requirements of NI 43-101 by Douglas L. Beahm, P.E., P.G., of BRS, Inc., a Qualified Person as defined by NI 43-101. As a company listed on the Toronto Stock Exchange and a “reporting issuer” under the securities laws of certain Canadian provinces, the Company was required to prepare the Nichols Ranch PEA and the Arkose Technical Report in accordance with NI 43-101 pursuant to Canadian securities laws.

The information presented in the Nichols Ranch PEA and the Arkose Technical Report is summarized below. Investors should review the “Cautionary Note to U.S. Investors” below in reviewing this information:

Summary of the Nichols Ranch PEA

The Nichols Ranch PEA was prepared in accordance with NI 43-101 and in accordance with Canadian Institute Mining (“CIM”) Best Practice Guidelines for the Estimation of Mineral Resources and Mineral Reserves (“CIM standards”) and has an effective date for mineral resources and pertinent data of January 1, 2015. The effective date of the Nichols Ranch PEA is the same as the overall report, February 28, 2015.

The Nichols Ranch PEA updates the initial 43-101 Technical Report on the Nichols Ranch Uranium Project entitled “Preliminary Assessment, Nichols Ranch Uranium In-Situ Recovery Project, Powder River Basin, Wyoming, U.S.A.” dated July 25, 2008. This updated report incorporates:

•	an update to the Company’s original mining plan for the Project to include production from the Jane Dough Unit;

•	the revised mining plan to complete construction and commencement of production from Jane Dough Unit in advance of development of the Hank Unit;

•	production from approximately 593,000 tons of inferred resources commencing in year 2021, representing approximately 8% of anticipated production; and

•

construction of a pipeline to the Hank Unit to enable fluids to be processed at the Nichols Ranch processing plant in order to eliminate the construction of a separate ion exchange facility at the Hank Unit.

Although the Company has commenced extraction operations from the Nichols Ranch Unit, extraction operations remain at an early stage and economic viability has not yet been demonstrated. Extraction from the Jane Dough Unit remains subject to completion of licensing and permitting, and the Hank Unit will require additional drilling. There is no certainty that the results of the Nichols Ranch PEA will be achieved.

The Nichols Ranch Uranium Project (Project) is an advanced stage project which is licensed to operate by the US Nuclear Regulatory commission (NRC) and the Wyoming Department of Environmental Quality (WDEQ). Construction of the processing facility began in 2011. Plant construction and initial wellfield installation was competed in 2014 and operations were initiated in April, 2014. Extraction of approximately 199,000 pounds of uranium oxide has been reported for 2014 via In Situ Recovery (ISR) mining. The Nichols Ranch facility is licensed at an annual capacity of 2 million pounds uranium oxide.

The Nichols Ranch PEA includes disclosure permitted under Section 2.3(3) of NI 43-101 as the Nichols Ranch PEA includes a portion of the inferred mineral resources reported in the Nichols Ranch PEA. Mineral resources are not mineral reserves and do not have demonstrated economic viability. The Nichols Ranch PEA is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary economic assessment will be realized.

1.1 Project Overview

The Project is located within the Powder River Basin (PRB) of Wyoming approximately 80 miles northeast of Casper, Wyoming. The PRB is one of the largest uranium mining districts in Wyoming and currently accounts for the majority of Wyoming’s uranium production. Current uranium production in the PRB of Wyoming and at Nichols Ranch is completed via in situ recovery (ISR) mining methods. This report addresses mineral resources and provides a PEA of the project.

1.2 Project Description and Ownership

The Nichols Ranch Project area includes three areas: Nichols Ranch, Jane Dough, and Hank. Mineral tenure consists of unpatented mining lode claims and mineral leases covering approximately 5,434 acres including:

•	Nichols Ranch Area: mining claims and fee lands covering approximately 920 acres.

•	Jane Dough Area: mining claims and fee lands covering approximately 3,121 acres.

•	Hank Area: mining claims and fee lands covering approximately 1,393 acres.

1.3 Development Status

Nichols Ranch is an operating ISR extraction project. Jane Dough and Hank have been extensively drilled but as yet are undeveloped.

1.4 History

The project is located within the Pumpkin Buttes Mining District within the PRB which was the first commercial uranium production center in Wyoming. Uranium was discovered in the area in 1951 and production for small open pit mines proceeded intermittently from 1953 through 1967. Beginning in the 1970’s and operating into the 1980’s several large scale open pit and underground mines with conventional uranium processing facilities (mills) were developed and operated in the PRB. With falling uranium prices in the 1980’s the conventional operations ceased and the first uranium production using ISR methods was developed in the PRB.

Mineral rights in the project area were held by several mining companies who explored the area by drilling. In December 2005, Uranerz purchased the Nichols Ranch, Jane Dough, and Hank claims groups as part of a six property agreement to option from Excalibur Industries. Uranerz then expanded the properties by staking additional claims, through the Arkose Joint Venture, in the immediate and surrounding areas.

1.5 Regulatory Status

Nichols Ranch and Hank are fully licensed and permitted for ISR mining by major licenses and permits issued by the US Nuclear Regulatory Commission (NRC) and the State of Wyoming Department of Environmental Quality, Land Quality Division (WDEQ/LDQ). Hank does have 280 acres of federal surface that is currently undergoing the Plan of Operations (POO) permitting process by the Bureau of Land Management (BLM). Until the POO is completed, no mining activities may occur on the BLM land. Environmental baseline studies have been completed at Jane Dough and amendments to the NRC and WDEQ/LQD licenses and permits have been submitted.

Nichols Ranch and Hank have some 3,370 acres permitted and Jane Dough has an additional 3,680 acres approximately applied for and under review.

1.6 Geology and Mineralization

Uranium mineralization in the Project area is hosted by sandstone units within the Tertiary Wasatch and Fort Union Formations. Uranium deposits which have been delineated within the Project are classified sandstone roll front sandstone uranium deposits. Mineralization is interpreted to be dominantly roll front type mineralization which was deposited along an interface between oxidizing ground water solutions and reducing conditions within the host sandstone unit. This boundary between oxidizing and reducing conditions is often referred to as the REDOX interface or front.

Roll front mineralization tends to be continuous for thousands of feet along the REDOX front but may have limited width and continuity perpendicular to the front. Roll fronts are often present in multiple sand horizons and may occur as multiple or stacked fronts.

Uranium mineralization at Nichols Ranch and Jane Dough is hosted primarily by the 100 Sand of the Wasatch Formation while the uranium mineralization at Hank is hosted primarily by the 150 Sand of the Wasatch Formation.

1.7 Mineral Resources

For this investigation drill data was available for some 1,979 drillholes. The effective date of the mineral resource estimate is January 1, 2015. Mineral resources were estimated using the GT Contour method. The primary data used in evaluation is equivalent uranium values as quantified by downhole geophysical logging reported as %eU3O8. Radiometric equilibrium was evaluated and a disequilibrium factor (DEF) of 1 was used. The minimum uranium grade included in the estimate was 0.02 %eU3O8. Mineral resources are reported at a cutoff of 0.20 GT which is the cutoff applied at the Nichols Ranch operation.

The following table provides a summary of mineral resource by classification following CIM guidelines. Detailed mineral resource estimates are provided in the Nichols Ranch PEA.

Cautionary Note to Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The following table uses the terms “measured resources”, “indicated resources” and “inferred resources. Uranerz advises investors that while these terms are recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Mineral Resources

Project Total Remaining Measured and Indicated Mineral Resources**
		Tons	%eU3 O8	Pounds	URZ Pounds*
Measured		604,000	0.132	1,694,000	1,596,000
Indicated		2,770,000	0.111	6,171,000	5,500,000
	M&I Total	3,410,000	0.115	7,865,000	7,194,000

Project Total Inferred Mineral Resources
		Tons	%eU3 O8	Pounds	URZ Pounds*
	Inferred Total	593.000	0.100	1,184,000	1,112,000

*Uranerz Pounds 100% of Nichols Ranch and Hank; Jane Dough 100% in part and 81% in part.
**Remaining Measured Mineral Resource includes reduction for production from startup through January 1, 2015.
**All numbers are rounded.

The Nichols Ranch PEA includes disclosure permitted under Section 2.3(3) of NI 43-101 as the Nichols Ranch PEA includes a portion of the inferred mineral resources reported in the Nichols Ranch PEA. Mineral resources are not mineral reserves and do not have demonstrated economic viability. The Nichols Ranch PEA is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary economic assessment will be realized.

1.8 Conclusions

The data available for this report is considered, by the authors of the Nichols Ranch PEA, to be accurate and reliable for the purposes of estimating mineral resources for the Project. Significant mineral resources remain within the Project which can be developed by ISR methods and processed through the Central Processing Plant (CPP) located at Nichols Ranch.

In the opinion of the authors of the Nichols Ranch PEA, Uranerz has recruited a well-qualified and experienced staff with respect to ISR mine operations and uranium exploration and development. Although the project is in the production start-up phase and has not been in operation long enough to assess actual recovery, the project has demonstrated the ability to extract uranium.

Mineral resources have been estimated in accordance with CIM standards and definitions. Mineral resources are classified as measured, indicated and inferred as summarized above in the table entitled “Mineral Resources”.

The Nichols Ranch Unit processing facility and the allocation of resources to the production areas within Nichols Ranch, Jane Dough and Hank Units are designed to generate between 500,000 and 1,000,000 lbs U3O8 per year of production for approximately 10 years according to the current schedule. Assuming an overall recovery of 70%, approximately 6.5 million pounds of uranium oxide will be recovered from all three Units of the Nichols Ranch Project.

The base cost model is in constant US dollars (2015) and utilizes a constant commodity price of US$65 per pound of uranium oxide. However, Uranerz has existing contracts for uranium delivery and the price forecast for the period of 2015-2020 is based on the weighted average of current contracts and the forward price assumption of US$65/lb.

Key project costs include:

•	Sunk costs total US$53.5 million;

•	Forward capital costs are estimated at US$89.8 million; and

•	Total operating cost including taxes and royalties are estimated at US$20.76/lb.

This analysis considers the fact that certain expenditures have already been made to date to construct the processing plant, initial wellfields and related infrastructure that are sunk costs and are not relevant to future decision making in connection with Nichols Ranch Project. Accordingly, sunk costs are not included in the NPV calculations and as a result, presentation of an Internal Rate of Return is not appropriate.

After-tax returns are expected to be similar to before-tax returns for the Nichols Ranch Project as Uranerz files federal tax returns in the United States and had a tax loss carry-forward of US$56.7 million at the end of 2014. This loss carry-forward will be utilized in future years as profits offset the prior losses. Federal income taxes have not been included in the cash flow model due to the uncertain timing in the loss carry forward usage, uncertain tax rates, and related impacts of alternative minimum tax.

1.9 Recommendations

The authors of the Nichols Ranch PEA recommended that Uranerz continue its current focus on the Nichols Ranch portion of the Nichols Ranch Project, including further delineation of the mineralized trends proceeding southward from the current wellfield operations both east and west of the plant site. This should be followed by systematic delineation and/or exploratory drilling at Jane Dough beginning in the areas most proximate to Nichols Ranch and proceeding southward. Assuming that the exploration and delineation drilling program were successful, the project could move forward in a phased approach ultimately to the development of a satellite ISR production facility, which is an alternative identified in the Nichols Ranch PEA. The Nichols Ranch PEA includes a phased budget. Each step in the process is contingent on the outcome of the previous step. If fully implanted this alternative would require approximately US$33.9 million and would essentially double the current extraction capacity at Nichols Ranch.

Additional drilling is needed at the Hank Unit to assess mineral resources. As part of the planning process for additional drilling at the Hank Unit, detailed interpretation of the mineralized fronts within the overall 150 sand should be completed. Once the mineral resource base at the Hank Unit can be better assessed, cost/benefits studies should be completed to evaluate the current option of piping wellfield solution from Hank to Nichols Ranch as compared to construction of a satellite facility. Table 26.2 (Section 26) provides a summary of estimated costs for further evaluation of Hank which total approximately US$600,000 US.

1.10 Summary of Risks

It is the opinion of the authors of the Nichols Ranch PEA that the risks associated are low as the Nichols Ranch Project has operating permits and facilities in place. Each new wellfield will require additional permitting as will any satellite operations. However, Uranerz has demonstrated the ability to obtain the necessary operating permits.

The Nichols Ranch Project does have some risks similar in nature to other mining projects in general and uranium mining projects specially. Risks common to mining projects include:

•	Future commodity demand and pricing;

•	Environmental and political acceptance of the project;

•	Variance in capital and operating costs; and

•	Mine and mineral processing recovery.

There is a risk that mineralization may not be found and/or be continuous along the REDOX boundary and that the actual GT along the trends will fall outside the estimated range, either higher or lower.

The authors of the Nichols Ranch PEA are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the mineral resource estimates. To the knowledge of the authors of the Nichols Ranch PEA there are no other significant factors that may affect access, title, or the right or ability to perform work on the property, provided the conditions of all mineral leases and options, and relevant operating permits and licenses are met. The reader is cautioned that additional drilling on the project may or may not result in discovery of additional mineral resources on the property.

Uranerz made a determination to proceed with extraction activities at the Nichols Ranch in 2013. The production decision was not based on a feasibility study of mineral reserves demonstrating economic and technical viability, and as a result, there may be an increased uncertainty in achieving any particular level of recovery of minerals or the cost of such recovery, including increased risks associated with developing a commercially mineable deposit. Historically, such projects have a much higher risk of economic and technical failure. There is no guarantee that production will continue as anticipated or at all or that anticipated production costs will be achieved. Failure to achieve anticipated production results and production costs may have a material adverse impact on Uranerz’s ability to generate revenue and its future profitability. The Nichols Ranch PEA is preliminary in nature. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that the Nichols Ranch PEA will be realized.

Summary of the Arkose Technical Report

The Arkose Technical Report was prepared in accordance with NI 43-101 and CIM standards and has an effective data for mineral resources and pertinent data the same as the overall report, February 28, 2015.

The Arkose Technical Report provides estimates of inferred mineral resources and an exploration target for the Arkose Uranium Project (Arkose) located in the Powder River Basin of Wyoming.

Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. Inferred Mineral Resources are too speculative geologically to have the economic considerations applied to them which would enable them to be categorized as mineral reserves.

Reporting exploration targets is allowed as a restricted disclosure, as allowed under NI 43-101 Part 2.3.2, which defines, disclosing the potential quantity and grade of mineralization, expressed as ranges, for further exploration. All tonnages, grade, and contained pounds of uranium, as stated in the Arkose Technical Report, for exploration targets should not be construed to reflect a calculated mineral resource (inferred, indicated, or measured). The potential quantities and grades for exploration targets are conceptual in nature and there has been insufficient work to date to define a NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in discovery of an economic mineral resource within these areas.

1.1 Project Overview

The total area of the Arkose Mining Venture Properties which comprise the Arkose project is approximately 49,138.00 acres. The Arkose project is located in various sections of Townships 41-44 North, Ranges 74-78 West; and falls between Latitudes 43° 47’ and 43° 31” North, and Longitudes 106° 10’ and 105° 18’ West, approximately 60 air miles north from Casper, Wyoming. Mineral tenure consists of unpatented mining claims, mineral leases (fee and state), and Surface Use Agreements as identified on Appendix A to the Arkose Technical Report. Uranerz holds an 81% undivided interest in the mineral title to the Arkose project subject to its joint venture with United Nuclear, LLC successor in interest to NAMMCO.

1.2 Project Description

The Arkose project has been subdivided into 12 exploration areas. The following table summarizes the areas, lists whether an exploration target and/or inferred mineral resource was estimated for that area.

Arkose Area Summary

Area	Exploration Target	Inferred Mineral Resource
East Buck	Estimated	Estimated
Kermit	Estimated	No Estimate
Little Butte	Estimated	Estimated
Sand Rock	Estimated	No Estimate
Monument	Estimated	Estimated
South Collins Draw	Estimated	No Estimate
Cedar Canyon	Estimated	No Estimate
Sough Doughstick	Estimated	No Estimate
Lone Bull	No Estimate	No Estimate
Stage	No Estimate	No Estimate
Beecher Creek	Estimated	No Estimate
House Creek	No Estimate	No Estimate

The Arkose project is an early stage exploration project.

1.3 Development and Regulatory Status

There has been no development activity on the Arkose project. The only permits necessary for the Project are for exploration by drilling. Uranerz has a Drilling Notification approved by the State of Wyoming Department of Environmental Quality, Land Quality Division (WDEQ/LQD) and the BLM.

1.4 History

The Arkose project is located within the Pumpkin Buttes Mining District within the PRB which was the first commercial uranium production center in Wyoming. Uranium was discovered in the area in 1951 and production from small open pit mines proceeded intermittently from 1953 through 1967. Beginning in the 1970’s and operating into the 1980’s several large scale open pit and underground mines with conventional uranium processing facilities (mills) were developed and operated in the PRB. With falling uranium prices in the 1980’s the conventional operations ceased and the first uranium production using ISR methods was developed in the PRB. Historically, mineral rights in the project area were held by several mining companies who explored the area by drilling.

NAMMCO commenced acquiring rights to the properties comprising the Arkose Property in 2005, and continued to do so through 2006 and 2007. On January 15, 2008, Uranerz completed an acquisition of an undivided eighty-one percent interest in the Arkose Property and formed the Arkose Mining Venture with United Nuclear, LLC successor in interest to the vendors of these properties, NAMMCO.

Uranerz holds an 81% undivided interest in the mineral title to Arkose subject to its joint venture with United Nuclear, LLC successor in interest to NAMMCO.

1.5 Geology and Mineralization

In the project area uranium mineralization is hosted by sandstone units within the Tertiary Wasatch and Fort Union Formations. Uranium deposits which have been delineated within the Arkose project are classified sandstone roll front uranium deposits. Mineralization is interpreted to be dominantly roll front type mineralization which was deposited along an interface between oxidizing ground water solutions and reducing conditions within the host sandstone unit. This boundary between oxidizing and reducing conditions is often referred to as the REDOX interface or front.

Roll front mineralization tends to be continuous for thousands of feet along the REDOX front but may have limited width and continuity perpendicular to the front. Roll fronts are often present in multiple sand horizons and may occur as multiple or stacked fronts.

Uranium mineralization is hosted within the Arkose project area within sand horizons of the Tertiary Wasatch and Fort Union formations. The stratigraphic section provides the naming convention used for Arkose with the sand horizons in the Wasatch beginning with the lowest sand designated as the 100 sand and increasing by increments of 10 upward in the section to the 150 sand. Sand horizons in the Fort Union begin with the 90 sand in the upper portions of the formation and count downward by increments of 10 to the 50 sand. The boundary between the Wasatch and Fort Union Formation is marked by a coal and/or lignite horizon. The Arkose project focuses primarily on the 50 to 140 sands.

1.6 Exploration Targets

The Arkose Technical Report identified those portions of the Arkose project which could be identified as exploration targets on the basis that there is sufficient geologic evidence from limited drilling to interpret that mineralization may extend from areas of resource production and/or defined mineral resources and/or is present within the drillholes themselves. In these areas favorable conditions for the occurrence of mineralization was determined based on the presence of host sand units and evidence of REDOX interfaces within those host sand units. No estimate of mineral resources or reserves in accordance with CIM guidelines has been made for exploration target areas. The Arkose Technical Report includes a quantification of the exploration target portions of the Arkose Project, as allowed under NI 43-101. All tonnages, grade, and contained pounds of uranium associated with the exploration targets, as stated in the Arkose Technical Report, should not be construed to reflect a calculated mineral resource (inferred, indicated, or measured). The potential quantities and grades, as stated in the Arkose Technical Report, are conceptual in nature and there has been insufficient work to date to define a NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in discovery of an economic mineral resource on the property.

1.7 Mineral Resources

For this investigation drill data was available in over 2,000 drillholes. Inferred mineral resources were estimated by projecting average width and GT along a measured REDOX trend defined by drillholes. The effective date of the mineral resource estimate is February 28, 2015. Radiometric equilibrium was evaluated and a disequilibrium factor (DEF) of 1 was used. The minimum uranium grade included in the estimate was 0.02 %eU3O8. Mineral resources are reported at a cutoff of 0.20 GT. The following table provides a summary of estimated mineral resources by classification following CIM guidelines. Detailed mineral resource estimates are provided in the Arkose Technical Report.

Cautionary Note to Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The following table uses the term “inferred resources. Uranerz advises investors that while this term is recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize this term. Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Inferred Mineral Resources**

Project Total Inferred Mineral Resources
	Tons	%eU3O8	Pounds	URZ Pounds*
Inferred Total	2,058.000	0.100	4,066,000	3,294,000

*Uranerz Pounds 81% of total.
**All numbers are rounded.

Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. Inferred mineral resources are too speculative geologically to have the economic considerations applied to them which would enable them to be categorized as mineral reserves. Inferred mineral resources have been assessed in the context of preliminary economic assessment (PEA) in this report which is allowed as a restricted disclosure under section 2.3(3) of NI 43-101.

1.8 Conclusions

The data available for this report is considered, by the authors of the Arkose Technical Report, to be accurate and reliable for the purposes of estimating mineral resources and exploration targets for the Project.

Mineralization within the project is considered to have a reasonable prospect for economic extraction via is in situ recovery methods (ISR).

Mineral resources have been estimated in accordance with CIM standards and definitions and are summarized. Mineral resources are classified as inferred as summarized in the table above entitled “Inferred Mineral Resources”.

1.9 Recommendations

It is recommended that exploration and development of the Arkose project be continued. The areas considered of highest priority for development would include:

•	The South Doughstick area as it is adjacent to the Jane Dough area which is currently being permitted for ISR mining as part of the Nichols Ranch facility.

•	The Monument area as it has a significant exploration target.

•	The East Buck area which has both estimated inferred mineral resources and exploration targets which are significant.

•	The Little Butte area which has both estimated inferred mineral resources and exploration targets which are significant.

Expenditures for exploration and development of Arkose will be significant as the primary exploration method will consist of drilling and the area to be explored is extensive. Average depths of mineralization defined be drilling to date are in the range of 500 to 1,000 feet. The Arkose Technical Report provides an estimate for additional exploration at South Doughstick, Monument, East Buck Little Butte, specifically, and other areas in general. The Arkose Technical Report also provides an estimate for delineation drilling in at least two of these areas. It is recommended that the drilling be done in phases with each phase evaluated as work progresses before proceeding to the next phase. Recommended exploration drilling costs are estimated at US$3 million and delineation of two of the target areas at US$3.3 million.

The other areas within Arkose remain prospective. Exploration targets have been estimated for Kermit, Sand Rock, South Collins Draw, Cedar Canyon, and Beecher Creek. Drilling at Lone Bull, Stage, and House Creek to date is insufficient to define an exploration target but these areas remain perspective.

1.10 Summary of Risks

It is the opinion of the authors of the Arkose Technical Report that the risks associated are low considering the project is in an early exploration stage. The Arkose project is located within a geologic environment that is known to host uranium mineralization and has and continues to be mined within the vicinity. Drilling to date at the Arkose project has defined uranium mineralization in several areas.

The Arkose project does have some risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects include:

•	future commodity demand and pricing;

•	environmental and political acceptance of the project;

•	variance in capital and operating costs;

•	mine and mineral processing recovery; and

•	it is uncertain if additional exploration will result in discovery of an economic mineral resource within these areas.

Expenditures for exploration and development of the Arkose project will be significant as the primary exploration method will consist of drilling. Average depths of mineralization defined by drilling to date are in the range of 500 to 1,000 feet.

There is a risk that mineralization may not be found and/or be continuous along the REDOX boundary and that the actual GT along the trends will fall outside the estimated range, either higher or lower.

There is a risk that additional drilling will not increase mineral resources or validate exploration targets.

Cautionary Note for U.S. Investors

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 (“Guide 7”). NI 43-101 and Guide 7 standards are substantially different. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in Guide 7. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

The Nichols Ranch PEA and the Arkose Technical Report use the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

The Nichols Ranch PEA and the Arkose Technical Report are furnished and not filed pursuant to Item 7.01. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

The complete Nichols Ranch PEA and the Arkose Technical Report may been found on the website of the Canadian Securities Administrators at www.sedar.com and on the Company’s website at www.uranerz.com. The contents of these websites, and the information accessible through them, are not part of this current report on Form 8-K.

Qualified Person

Mr. Paul Goranson, President and Chief Operating Officer of Uranerz and a “Qualified Person” under NI 43-101 has approved the written disclosure in this Form 8-K relating to the Nichols Ranch PEA and the Arkose Technical Report.

Item 8.01	Other Events

Please see the disclosures set forth under “Item 7.01 Regulation FD Disclosure”, which are incorporated by reference into this Item 8.01.

The summary information for Nichols Ranch PEA and the Arkose Technical Report is furnished and not filed pursuant to Item 8.01. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Additional Information

As previously disclosed, on January 5, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Energy Fuels Inc., an Ontario corporation (“Energy Fuels”), and EFR Nevada Corp., a Nevada corporation and wholly owned subsidiary of a subsidiary of Energy Fuels (“Merger Sub”). The Merger Agreement provides for a business combination whereby Merger Sub will merge with and into the Company (the “Merger”), and as a result the Company will continue as the surviving operating corporation and as an indirectly wholly owned subsidiary of Energy Fuels.

This communication may be deemed to be solicitation material in respect of the proposed business combination of the Company and Energy Fuels. In connection with the proposed Merger, Energy Fuels intends to file relevant materials with the SEC, including a registration statement on Form F-4 that will include a proxy statement of the Company that also constitutes a prospectus of Energy Fuels. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND PROSPECTUS INCLUDED THEREIN, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and the Company’s stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from the Company. Such documents are not currently available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, the Company has not established reserves under Guide 7 for any of its properties, the operating results (including revenues, operating and capital costs) and the economic value of the Nichols Ranch ISR property may differ from projections, the parties' ability to consummate the Merger; the conditions to the completion of the Merger, including the receipt of shareholder and regulatory approvals required for the Merger may not be obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger; the volatility of the international marketplace; future uranium prices; the ability to raise capital to fund project development; the ability to complete future acquisitions and other risk factors as described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Item 9.01	Financial Statements and Exhibits.

None

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANERZ ENERGY CORPORATION

/s/ Glenn Catchpole
DATE: March 18, 2015	By:
Glenn Catchpole
Chief Executive Officer